Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, the only class of outstanding securities of WisdomTree Continuous Commodity Index Fund, a Delaware statutory trust (the “Fund”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are shares representing units of fractional undivided beneficial interest in and ownership of the Fund, which have no par value (“Shares”).

The following description of the material terms of the Fund’s Shares is qualified by reference to the provisions of the Fund’s Declaration of Trust and Trust Agreement, dated as of October 27, 2006 and as amended July 29, 2007 and January 4, 2016 (as amended, the “Fund Trust Agreement”), and the Form of Authorized Participant Agreement (the “Participant Agreement”), each of which is hereby incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Description of Limited Rights

The Fund’s Shares are not similar to “shares” of a corporation operating a business enterprise with management and a board of directors. Shareholders will not have the statutory rights normally associated with the ownership of shares of a corporation, including, for example, the right to bring “oppressive” or “derivative” actions. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the shareholder to vote on the limited matters upon which shareholders may vote under the Fund Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights, or, except as provided below, any redemption rights or rights to distributions.

Distributions

The Fund will make distributions on the Shares at the discretion of WisdomTree Commodity Services, LLC (the “Managing Owner”).

If the Fund is terminated and liquidated, under the Fund Trust Agreement, a distribution will be made to the shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the Fund and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities. Shareholders of record on the record date for a distribution will be entitled to receive their pro rata portion of any distribution.

Voting and Approvals

Under the Fund Trust Agreement, shareholders have no voting rights, except in limited circumstances, including the removal and replacement of the Managing Owner as the managing owner of the Fund and the amendment of the Fund Trust Agreement. In addition, shareholders will have certain limited voting rights under the Delaware Statutory Trust Act, including but not limited to voting rights associated with the continuation of the Fund in the context of a pending dissolution, and in connection with a conversion, merger, consolidation, transfer or domestication.

Creation and Redemption of the Shares

The Fund creates and redeems Shares from time to time, but only in one or more baskets (“Baskets”) of 50,000 Shares at a price based on the net asset value per Share. “Authorized Participants” are the only persons that may place orders to create and redeem Baskets. Each Authorized Participant must (i) be a registered broker-dealer or other securities market participant, such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions, and (ii) be a participant in The Depository Trust Company, and (iii) have entered into a Participant Agreement.

The total payment required to create each Basket is the net asset value of 50,000 Shares as of the closing time of NYSE Arca or the last to close of the exchanges on which the portfolio of commodities are traded, whichever is later, on the purchase order date.

Shares Freely Transferable

The Shares trade on NYSE Arca. The Fund’s Shares may be bought and sold on NYSE Arca like any other exchange-listed security.

Reports to Shareholders

The Managing Owner will furnish shareholders with annual reports as required by the rules and regulations of the Securities and Exchange Commission as well as with those reports required by the Commodity Futures Trading Commission and the National Futures Association, including, but not limited to, an annual audited financial statement certified by independent public accountants and any other reports required by any other governmental authority that has jurisdiction over the activities of the Fund. Shareholders also will be provided with appropriate information to permit (on a timely basis) the filing of U.S. federal and state income tax returns with respect to the Shares.